CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES D 8% CONVERTIBLE PREFERRED STOCK

OF

HEATWURX, INC.

(As amended on November 20, 2013)

Pursuant to Section 151 of the

Delaware General Corporation Law

HEATWURX, INC. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) , to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law; and

WHEREAS, the Certificate of Incorporation of the Company authorizes 4,500,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”); and

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock to be designated the Series D Preferred Stock of the Company and the number of shares constituting such series of Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series D Preferred Stock consisting of 2,500,000 shares of Preferred Stock (the “Series D Preferred Stock”) on the terms and with the provisions herein set forth below (with capitalized terms not otherwise defined herein having the meaning set forth in the Certificate of Incorporation):

1.

Dividends.  From and after the date of the issuance of any shares of Series D Preferred Stock, dividends shall be payable quarterly at the rate per annum of eight percent (8%) per share to the holders of Series D Preferred Stock on the last day of each fiscal quarter (the “Series D Dividend”).  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than the Series C Dividend and the Series D Dividend and dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of any series of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock, as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock, and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the original issue price of the outstanding Preferred Stock.  The Series D Dividend shall be payable in cash or shares of Common Stock at the Closing Sale Price (as defined in Section 6.1) on the last trading day immediately preceding the due date of the Series D Dividend, or any combination thereof, at the option of the Corporation.

2.

The “Series D Original Issue Price” is $3.00, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock.

3.

Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

3.1

Payments to Holders of Preferred Stock.  In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or Deemed Liquidation Event (as defined in Subsection 3.3 below), holders of each share of Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock, pari passu, whether such assets are capital, surplus or earnings, an amount per outstanding share equal to the Series D Original Issue Price plus any Series D Dividends accrued but unpaid thereon, together with any other dividends declared but unpaid thereon (the “Series D Liquidation Amount”), before any sums shall be paid or any assets distributed among the holders of shares of Common Stock or shares ranking junior on liquidation to the Series D Preferred Stock.  If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series D Preferred Stock of the amount thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed among the holders of the Series D Preferred Stock on a pro rata basis.

3.2

Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed on a pro rata basis among the holders of shares of Common Stock and shares of Preferred Stock (determined on the basis of the number of whole shares of Common Stock into which the shares of Preferred Stock are convertible) based on the number of shares held by each such holder.

3.3

Deemed Liquidation Events.

3.3.1

Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series D Preferred, voting as a separate class, elect otherwise by written notice sent to the Corporation at least fifteen (15) days prior to the effective date of any such event:

a.

a merger or consolidation in which

i.

the Corporation is a constituent party, or

ii.

a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 3.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

b.

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

c.

The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in this Subsection 3.3.1 unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3.1 and 3.2.

3.3.2

Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license or other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

4.

Voting.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series D Preferred Stock shall vote together with the holders of Common Stock as a single class.

5.

Optional Conversion.

The holders of the Series D Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

5.1

Right to Convert.

5.1.1

Conversion Ratio.  Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series D Original Issuance Price by the then applicable Conversion Price, defined and determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion.  The initial conversion price per share for Series D Preferred Stock shall be the Series D Original Issue Price.  Such Conversion Price shall be adjusted as hereinafter provided.  As of the date hereof, each holder of Series D Preferred Stock will receive one share of Common Stock upon conversion of their shares of Series D Preferred Stock.

5.1.2

Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of such amounts distributable on such event to the holders of Series D Preferred Stock.

5.2

Fractional Shares.  No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series D Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.3

Mechanics of Conversion.

5.3.1

Notice of Conversion.  In order for a holder of Series D Preferred Stock to voluntarily convert shares of Series D Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series D Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series D Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series D Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series D Preferred Stock or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series D Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series D Preferred Stock converted.

5.3.2

Reservation of Shares.  The Corporation shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

5.3.3

Effect of Conversion.  All shares of Series D Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 5.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Series D Preferred Stock so converted shall be returned to the authorized but unissued shares of Preferred Stock but may not be reissued as shares of Series D Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

5.3.4

No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series D Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.3.5

Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock pursuant to this Section 5.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.4

Adjustments to Conversion Price for Diluting Issues.

5.4.1

Special Definitions.  For purposes of this Certificate of Designations, the following definitions shall apply:

a.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

b.

“Original Issue Date” shall mean the date on which the first share of the Series D Preferred Stock was issued.

c.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

d.

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 5.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

i.

shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series D Preferred Stock;

ii.

shares of Common Stock issued upon conversion of the Series D Preferred Stock;

iii.

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 5.5, 5.6, 5.7 or 5.8;

iv.

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

v.

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

vi.

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, brokers, or to real property lessors, pursuant to a debt financing, equipment leasing, real property leasing transaction or similar transaction, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation and the terms of which are approved by the Board of Directors of the Corporation;

vii.

shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Corporation; or

viii.

shares of Common Stock, Options or Convertible Securities issued to third parties in conjunction with services rendered, asset acquisitions, licenses of technology or strategic partnerships, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation and the terms of which are approved by the affirmative vote of the Board of Directors of the Corporation.

5.4.2

No Adjustment of Conversion Price on Agreement of Preferred Stock Holders.  No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series D Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

5.4.3

Deemed Issue of Additional Shares of Common Stock.

a.

If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

b.

If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 5.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible

Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

c.

If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 5.4.4 (either because the consideration per share (determined pursuant to Subsection 5.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 5.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

d.

Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 5.4.4, the Conversion Price shall be readjusted to such Conversion Price as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

e.

If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 5.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 5.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 5.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.4.4

Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5.4.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

a.

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

b.

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

c.

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

d.

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

e.

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

5.4.5

Determination of Consideration.  For purposes of this Subsection 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

a.

Cash and Property:  Such consideration shall:

i.

insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

ii.

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

iii.

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

b.

Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5.4.3, relating to Options and Convertible Securities, shall be determined by dividing

i.

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

ii.

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.4.6

Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 5.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

5.5

Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price for the Series D Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.   If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price for the Series D Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.6

Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

5.6.1

the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

5.6.2

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the Series D Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

5.7

Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series D Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series D Preferred Stock  had been converted into Common Stock on the date of such event.

5.8

Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 3.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series D Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5.4, 5.6 or 5.7), then, following any such reorganization, recapitalization, reclassification, consolidation, or merger each share of Series D Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the

Corporation issuable upon conversion of one share of Series D Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the respective Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series D Preferred Stock.

5.9

Written Notice as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price for the outstanding shares of Series D Preferred Stock pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a written notice setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series D Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series D Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a written notice setting forth (a) the respective Conversion Price then in effect, and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series D Preferred Stock.

5.10

Notice of Record Date.  In the event:

5.10.1

the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series D Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

5.10.2

of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

5.10.3

of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series D Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series D Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series D Preferred Stock and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

6.

Mandatory Conversion.

6.1

Trigger Events.  Upon either (a) the giving of such notice to the holders of the Series D Preferred Stock following a Share Trigger Date, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock, all outstanding shares of Series D Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price and (ii) such shares may not be reissued by the Corporation upon the occurrence of (a) or (b) above.  As used herein, “Share Trigger Date” shall mean the date that the Closing Sale Price (as defined below) of the Common Stock equals or exceeds the greater of $4.50 or 1.5 times the then-applicable Conversion Price (as may be adjusted pursuant to Section 5) for a period of ten (10) consecutive trading days.  The term “Closing Sale Price” shall mean the last closing price of the Common Stock on the OTCQB or similar quotation service or other principal trading market on which the Common Stock is traded as reported by the quotation service or exchange.  If the Closing Sale Price cannot be calculated for the Common Stock on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall not be deemed to equal or exceed the price required for a Share Trigger Date to occur.  The time of such notice or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time.”

6.2

Procedural Requirements.  All holders of record of shares of Series D Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series D Preferred Stock pursuant to this Section 6.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  All rights with respect to the Series D Preferred Stock converted pursuant to Section 6.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time, except only the rights of the holders thereof to receive the items provided for in the next sentence of this Subsection 6.2.  As soon as practicable after the Mandatory Conversion Time for Series D Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and any Accruing Dividends accrued but unpaid on the shares of Series D Preferred Stock converted, whether or not declared, as well as any declared but unpaid dividends thereon, at the election of the Corporation, shall be paid in either cash or additional whole shares of Common Stock (with cash in lieu of fractional shares) valued at the Closing Sale Price, or any combination of the foregoing.  Such converted Series D Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

7.

Rank of Series D Preferred Stock.  The Series D Preferred Stock shall rank on a parity with the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock and shall rank senior to the Common Stock, and to all other classes and series of equity securities of the Company that by their terms do not rank senior to or on parity with the Series D Preferred Stock.  The Series D Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

8.

Redemption.  The Series D Preferred Stock is not redeemable by the Corporation.

9.

Acquired Shares.  Any shares of Series D that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall be returned to the authorized but unissued shares of Preferred Stock.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series D following acquisition.

10.

Waiver.  Any of the rights, powers, preferences and other terms specific to the Series D Preferred Stock set forth herein may be waived on behalf of all holders of Series D Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series D Preferred Stock then outstanding, voting as a separate class.  All other rights, powers, preferences and other terms set forth herein may be waived on behalf of all holders of Series D Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Common Stock represented by the outstanding shares of Preferred Stock as if all shares of such class or series had been converted into Common Stock.

11.

Notices.  Any notice required or permitted by the provisions of this Certificate of Designations to be given to a holder of shares of Series D Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware, and shall be deemed sent upon such mailing or electronic transmission.

12.

Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series D Preferred Stock and shall not be construed against any person as the drafter hereof.

EXHIBIT I

HEATWURX, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series D 8% Convertible Preferred Stock of Heatwurx, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series D Preferred Stock, par value $.0001 per share (the “Preferred Stock”), of Heatwurx, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.0001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date of Conversion:  _______________________________________________________

Number of shares of Preferred Stock to be converted:

  _____________________________

Stock certificate no(s). of Preferred Stock to be converted: __________________________

The shares of Common Stock issuable upon such conversion have been sold pursuant to the Registration Statement:   YES ____  NO____

Please confirm the following information:

Conversion Price:  _________________________________________________________

Number of shares of Common Stock to be issued:  _____________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:  __________________________________________________________

Please issue the Common Stock into which the shares of Preferred Stock are being converted and, if applicable, any check drawn on an account of the Company, in the following name and to the following address:

Issue to:

____________________________________

____________________________________

Email Address or Facsimile Number:

____________________________________

Authorization:

____________________________________

By:  _________________________________

Title:  _______________________________

Dated: